CONSULTING AGREEMENT AMENDMENT

This Amendment to the Consulting Agreement executed 2nd day of May 2003 by and between Darren J. Cioffi, (Consultant) and BEVsystems International, Inc. (Corporation) (collectively called the Parties) is effective this 23rd day of June 2003 by and between the parties.

The parties wish to expand the services to be provided by the Consultant to the Corporation. The additional services to be provided by the Consultant shall include advice and assistance in the preparation of the Corporation's Financial Statements for the fiscal year end March 30, 2003 and the quarter ending June 30, 2003, and the collection and analysis of information and data for the preparation of SEC Form 10-K and 10-Q.

The compensation for these additional services shall be 1,000,000 shares of free trading S-8 stock of the Corporation as registered in a Registration Statement to be filed with the SEC in June 2003.

Agreed to by the parties this 23rd day of June 2003.



BEVSYSTEMS INTERNATIONAL, INC.                 CONSULTANT


    /s/ Bob Tatum                              /s/ Darren Cioffi
------------------------------------           --------------------------
G. Robert Tatum, CEO                           Darren J. Cioffi